Exhibit 99.1

Asure Software Meets NASDAQ Global Markets Listing Requirements

AUSTIN, TX, Oct 17, 2007 (MARKET WIRE via COMTEX News Network) — Asure Software (NASDAQ: ASUR) was notified on October 15, 2007 by NASDAQ that the company has regained bid price compliance after maintaining a share price in excess of $1.00 for ten consecutive trading days. Due to its compliance with NASDAQ Marketplace Rule 4450 (a) (5), Asure no longer faces a potential delisting from the NASDAQ Global Market Exchange.

“We are pleased that the market is recognizing the value of Asure Software and that the situation has corrected itself well within the timeframe allowed by NASDAQ,” commented Richard Snyder, Chairman and Chief Executive Officer of Asure Software.

About Asure

Headquartered in Austin, Texas, Asure Software (NASDAQ: ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure’s market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, meeting and event management, and asset tracking and reservations. With additional offices in Seekonk, Mass., Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure Software’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

Investor contact:	News media contact:
Hala Elsherbini	Susan Tull
972-458-8000	512.577-2956
hala@halliburtonir.com	susan_tull@asuresoftware.com